Exhibit 5(a)(iii)


                              EQUITY MANAGERS TRUST
                              MANAGEMENT AGREEMENT

                                   SCHEDULE B


Compensation pursuant to Paragraph 3 of the Equity Managers Trust Management Agreement shall be calculated in accordance with the following schedules:

NEUBERGER & BERMAN GUARDIAN PORTFOLIO
NEUBERGER & BERMAN MANHATTAN PORTFOLIO
NEUBERGER & BERMAN PARTNERS PORTFOLIO
NEUBERGER & BERMAN FOCUS PORTFOLIO
NEUBERGER & BERMAN SOCIALLY RESPONSIVE PORTFOLIO

0.55% on the first $250 million of average daily net assets 0.525% on the next $250 million of average daily net assets 0.50% on the next $250 million of average daily net assets 0.475% on the next $250 million of average daily net assets 0.45% on the next $500 million of average daily net assets 0.425% on average daily net assets in excess of $1 billion

NEUBERGER & BERMAN GUARDIAN PORTFOLIO
NEUBERGER & BERMAN MILLENNIUM PORTFOLIO

0.85% on the first $250 million of average daily net assets
0.80% on the next $250 million of average daily net assets
0.75% on the next $250 million of average daily net assets
0.70% on the next $250 million of average daily net assets
0.65% on average daily net assets in excess of $1 billion


October 19, 1998